Item 12.  Indemnification of Directors and Officers

         Provisions regarding indemnification of directors and officers of Registrant, pursuant to Chapter 496A of the Iowa Code of 1973, were detailed in Item 17 --Indemnification of Directors and Officers, pages 59--63 of Registrant's Form 10 filed with the Securities and Exchange Commission August 23, 1973.